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                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders
Isonics Corporation


We have issued our report dated June 26, 2000, accompanying the consolidated financial statements of Isonics Corporation and Subsidiaries appearing in the Company's Annual Report on Form 10-KSB for the year ended April 30, 2000, which is incorporated by reference in this Registration Statement on Form S-3. We hereby consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP


San Jose, California
September 25, 2000